Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-170937) on Form S-1 of the RJO Global Trust of our report dated March 29, 2011 relating to our audits of the consolidated statements of financial condition, including the condensed consolidated schedules of investments as of December 31, 2010 and 2009 of RJO Global Trust, and the related consolidated statements of operations and changes in unitholders’ capital for each of the three years in the period ended December 31, 2010, appearing in the Prospectus which is a part of such Registration Statement.

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-170937) on Form S-1 of the RJO Global Trust of our report dated March 29, 2011 relating to our audit of the statement of financial condition of R.J. O’Brien Fund Management, LLC as of December 31, 2010, and the related statements of operation, changes in member’s equity and cash flows for the year then ended, appearing in the Prospectus which is a part of such Registration Statement.

We also consent to the reference to our firm under the caption “Accountants” in the Prospectus, which is part of this Registration Statement.

/s/ CF & Co., L.L.P.

Dallas, Texas
April 22, 2011